Exhibit 10.50

February 25, 2014

BY HAND

Mr. Mason Slaine

Mason:

Reference is made to your Employment Agreement, dated August 4, 2010, with Igloo Holdings Corporation (“Holdings”) and Interactive Data Corporation (the “Company”), as amended on September 12, 2013 (the “Employment Agreement”). The purpose of this letter is to confirm our mutual understandings and agreements with respect to your duties and your Base Salary (as defined in the Employment Agreement) in connection with your roles as Executive Chairman of the Company and of Holdings.

Section 3(a) is deleted in its entirety and replaced with the following:

“(a) Position, Duties, and Responsibilities. During the Term of Employment, Employee shall be employed and serve as the Executive Chairman of the Company and of Holdings and shall have such reasonable duties and responsibilities as the Employee and the Board may agree to from time to time “Duties”. Additionally, during the Term of Employment, Employee shall be appointed to the Board and shall serve as a member of the Board for no additional consideration; provided, that Employee shall be subject to the general recusal rules applicable to other members of the Board and shall recuse himself from any discussions by or decisions of the Board relating to his compensation or this Agreement.”

Section 3(b) is deleted in its entirety and replaced with the following:

“(b) Performance. Employee shall devote such time and attention to the performance of the Duties as Employee shall determine in Employee’s discretion is appropriate. Employee shall not engage in any other business or occupation during the Term of Employment that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors of businesses that are not engaged in Competitive Activities (as defined in the Non-Interference Agreement), and (ii) managing his personal investments and affairs.”

Your Base Salary set forth in Section 4(a) of the Employment Agreement shall be reduced to $338,293. Except as modified and amended herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

You acknowledge and agree that the reduction in your Base Salary pursuant hereto will not constitute “Good Reason” under the Employment Agreement.

The foregoing changes are effective as of January 1, 2014. To indicate your acceptance with the understandings and agreements set forth herein, please countersign this letter where indicated below and return to the Company, c/o Vincent Chippari, the Company’s Chief Financial Officer.

Sincerely,

IGLOO HOLDINGS CORPORATION		INTERACTIVE DATA CORPORATION

/s/ Vincent A. Chippari		/s/ Vincent A. Chippari

By:	Vincent A. Chippari	By:	Vincent A. Chippari
Title:	Treasurer	Title:	Senior Vice-President and CFO

AGREED AND ACCEPTED:

/s/ Mason Slaine

Mason Slaine
Date:	February 26, 2014